web digs

WEBDIGS, LLC
3433 Broadway Street NE
Fifth Floor
Minneapolis, MN 55413

P: 888.WEB.DIGS (932-3447)
www.webdigs.com

March 24, 2009

VIA PDF and First Class Mail
Joseph Geraci II
Managing Member.
Lantern Advisers, LLC
900 IDS Center
Minneapolis, MN 55402

Re: Notice of Conversion of Promissory Note

Dear Mr. Geraci:

This is in response to your letter of March 19, 2009 purporting to exercise the "optional conversion" provision in Section 14 of the Promissory Note ("Note") dated December 12, 2008 from Webdigs, Inc. (the "Company") to Lantern Advisers, LLC. ("Lantern"). Your letter demanded that the Company issue 16,666,666 shares of common stock of the Company to Lantern.

The Company believes that in light of the representations made by Lantern to the Company in connection with the negotiation and delivery of the Note, the terms of the drafting of the promissory note, and the subsequent representations by Lantern to the Company with respect to its intent to exercise the promissory note, that the conversion feature contained in Section 14 of the Note is unenforceable. Accordingly, the Board of Directors has instructed me to communicate to you that it will not honor the specific request in your conversion notice. Further, because the Company believes that this provision is unenforceable, its failure to comply with the terms of your request does not constitute a default under the terms of the Note.

In light of the fact that you have filed a Schedule 13G with the Securities and Exchange Commission disclosing the fact that that you believe that the Note contains this conversion right and the Company's past SEC filings contain a copy of the Note as an Exhibit, the Company intends to file a Form 8-K with the United States Securities and Exchange Commission detailing your demand letter and the Company's legal position that this provision of the Note is unenforceable

Apart from the demand, the Company has made all interest payments under Note in a timely manner, remains in full compliance with the terms of the Note and intends to pay the balance on the Note entirety when it is due or sooner.

It continues to be our intent to resolve your purported conversion rights outside of a legal setting. If you wish to do so, please contact me.

Very truly yours,

Robert A. Buntz, Jr.

Enclosure
cc: Thomas G. Lovett IV
Terrence J. Fleming